Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS REPORTS 1st QUARTER RESULTS
Comparable Store Sales Increase for the 12th Consecutive Quarter

Sunbury, PA (May 10, 2017) - Weis Markets, Inc. (NYSE:WMK) today reported its sales increased 15.4 percent to $852.2 million in the first quarter compared to $738.2 million for the same period in 2016 while first quarter comparable store sales, adjusting for the New Year's and Easter holiday shift in 2017, increased 1.1 percent, which represents the Company's 12th consecutive quarter of increased comparable store sales.

During the 13-week period ended April 1, 2017, the Company's net income declined 41.2 percent to $11.8 million while earnings per share totaled $0.44 compared to $0.75 in 2016.

"Our net income was impacted by the Easter and New Year holiday shift compared to 2016, a mild winter and overall price deflation," said Weis Markets' Chairman and Chief Executive Officer Jonathan Weis. "We also continued to make significant investments in our pricing and promotional programs throughout our seven state market area."

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 204 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, Virginia and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter - 2017
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	April 1, 2017	March 26, 2016	(Decrease)
Net Sales	$852,229,000	$738,204,000	15.4%
Income Before Income Taxes	21,074,000	31,907,000	(34.0)%
Provision for Income Taxes	9,238,000	11,778,000	(21.6)%
Net Income	$11,836,000	$20,129,000	(41.2)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.44	$0.75	$(0.31)